UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 30, 2024
Date of Report (Date of earliest event reported)

FINGERMOTION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41187	46-4600326
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Somerset Road, Level 3 Singapore	238164
(Address of principal executive offices)	(Zip Code)

(347) 349-5339
Registrant’s telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock	FNGR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 2 – FINANCIAL INFORMATION

Item 2.02	Results of Operations and Financial Condition.

On May 30, 2024, FingerMotion, Inc. (the “Company”) issued a news release to report its financial results for the fiscal year ended February 29, 2024. The information regarding the financial results for the fiscal year ended February 29, 2024 of the Company contained in Item 7.01 below is responsive to this Item 2.02 and is incorporated into this Item 2.02 by reference.

The information in this Item 2.02 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SECTION 7 – REGULATION FD

Item 7.01	Regulation FD Disclosure

On May 30, 2024, the Company issued a news release to report its financial results for the fiscal year ended February 29, 2024. To review the full financial results, please view the Company’s recent Form 10-K filing at www.sec.gov/edgar/search, which should be read in connection with this news release.

FY 2024 Financial Summary (results expressed in US$ unless otherwise indicated):

•	Reported annual revenue of $35.79 million which was an increase of $1.74 million or 5% compared to FY 2023 (includes Telecommunications Products & Services businesses, SMS & MMS, and Big Data);
•	Reported Year over Year annual growth in Telecommunications Products & Services business revenue of $5.78 million or 21% compared to FY 2023;
•	Reported Year over Year annual decline in SMS & MMS business revenue of $3.94 million or 60% compared to FY 2023;
•	Reported Year over Year annual decline in Big Data revenue of $0.11 million or 25% compared to FY 2023;
•	Reported gross profits of $3.86 million which was an increase of $1.54 million or 67% compared to FY 2023;
•	Reported annual cost of revenue of $31.93 million which was an increase of $0.19 million or 1% compared to FY 2023;
•	Reported operating expenses of $7.68 million which was a decrease of $1.31 million or 15% compared to FY 2023;
•	Reported annual net loss of $3.76 million which was a decrease of $3.78 million or 50% compared to FY 2023;
•	Basic and Diluted loss per share of $0.07;
•	At February 29, 2024, FingerMotion had $1.52 million in cash, a working capital surplus of $11.97 million and a positive shareholders’ equity of $12.06 million;

•	At February 29, 2024, total assets were $18.81 million, total current liabilities and total liabilities were $6.75 million; and
•	52,545,350 common shares were issued and outstanding as of February 29, 2024.

Strong revenue growth year over year highlighted the financial performance.

“The Company experienced a transitional year toward higher margin endeavors and product diversification,” stated Martin Shen, CEO of FingerMotion. “The rise in gross profit came from our Telecom Products and Services business while we continued to invest in the future with our insuretec partners. Our goal of eradicating debt was successful and we hope that our margin building initiatives will continue to build our balance sheet as we transition into a new era of growth. Our launch of cloud-based services is growing and expected to be a significant driver in the coming year, along with growth in our lifestyle app and other new initiatives.”

General and administrative expenses increased by $908,368 or 16% during the year which was primarily attributable to a range of costs tied to meeting operational and administrative requirements domestically and internationally. Marketing costs decreased $290,239 or 67% resulting from a focus on just the telecommunications segment. Research and development expenses decreased by $97,990 or 12% due to savings from data access and usage fees charged by the telecom companies.

A copy of the news release is attached as Exhibit 99.1 hereto.

The information in this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description
99.1	News Release dated May 30, 2024
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINGERMOTION, INC.

DATE: May 30, 2024	By:	/s/ Martin J. Shen
Martin J. Shen CEO and Director

- 4 -